Robert E. Martinez
Vice President Marketing Services and International
Kathryn B. McQuade Senior Vice President Financial Planning
Norfolk Southern Corporation
Special Securities Analyst Meeting
Brosnan Forest, S.C.
February 28, 2003

Internet-based application.

We used two questionnaires; one for Merchandise and Coal (same survey instrument); and one for Intermodal, which captured additional equipment and terminal issues unique to Intermodal.

The Intermodal version was approximately 75% identical to the Merchandise/Coal questionnaire. Today, we will focus only on those questions which went to all survey participants, so all our customers, Coal, Merchandise and Intermodal will be handled together.

  Population -- 973
  Response rate -- 48%

Remind you: A survey is a snapshot in time. If done correctly, it is accurate for perceptions at that point in time. It is not a reflection of reality, but a reflection of perceptions of that reality. I know you recognize that perceptions can have broad implications for our business, as they do for our stock price.

We have not conducted a survey since 1995-1996 (ending 1Q96), but we are currently preparing for our Spring 2003 survey. So, this will henceforth, be an annual exercise.

An element of "noise" due to the time lag since 1995.

I mentioned we had a response rate of 48% on the survey, equating to 465 respondents.

Approximately $4 billion of our revenue base was captured in our survey response, including about .60% of the top 200 list. (c. 119 companies out of 200)

Here you see the broad functional areas we covered in the survey.

I'll tell you the bottom-line overall result right now: Norfolk Southern came out looking, at least in my estimation, very strong in perceptions by our customers. I will admit NS came out considerably stronger than what I had anticipated, especially when you consider that we made the final decision to conduct own customer survey just around the time Jim Valentine had come out with his January 2002 survey, which ranked us last among rail carriers.

But, recall the actual timing of our survey, which was late April to mid-May. Mr. Valentine's own May assessment similarly attested that the perceptions of NS had changed considerably between January and May 2002.

We allowed respondents to remain anonymous if they so chose, and we were able to do this as we used an outside, third-party provider for administrative support. Just over 40% of our customers requested that their responses remain anonymous.

I will not today differentiate among those customers who requested anonymity versus those who provided their names. Suffice it to say that customers who wished to remain anonymous were marginally more critical and less favorably disposed toward NS than those who provided their names. We will continue to allow for confidential responses in future surveys.

This slide fills in the overall results we had for each of the major functional headings I just listed.

For each individual functional element on this list, there were a series of questions which served to probe into specifics.

To illustrate what I mean, for example, in reviewing Sales and Marketing, we asked questions relating to understanding customer needs, responsiveness on pricing, responsiveness to new business opportunities, and so forth.

Looking at this table, in the general area of Sales & Marketing, I doubt anyone is surprised to see that among these factors, our customers are least happy about price.

We also ran tests for statistical significance, which in the Sales & Marketing arena that showed that all the more specific variables met the test for statistical significance in determining overall satisfaction for this area. However, understanding the customer's needs and responsiveness to business issues and opportunities had the greatest impact on the overall satisfaction level in Marketing.

Curiously, competitive pricing, while a statistically-significant variable--and I don't wish to understate it--nonetheless was the weakest in its correlation with overall satisfaction on Sales and Marketing. I will return to this in just a moment, given that our survey results appear to indicate a demarcation between price and value.

Here you see listed the variables we probed regarding overall satisfaction with Norfolk Southern.

Again, I think we do fairly well, although it is clear we have significant opportunity for improvement, not just among those dissatisfied, but also among the larger group which takes an intermediate position. Certainly, folks who assume an intermediate posture are not wedded to NS as customers and this represents a challenge and an opportunity for us.

In running the tests for statistical significance on this group of variables, we can see that although that NS received very high marks for the professionalism, knowledge and courtesy of our personnel, there was no correlation between this factor and the perception of overall performance.

Value for the dollar, commitment to customer service, ease of doing business and ease of reaching the right person did demonstrate a statistically significant correlation with a customer's overall satisfaction with NS performance. On this chart, elements in red are statistically significant with the overall factor. The tighter the relationship with overall satisfaction in statistical terms, the further to the left I located the variable on this chart.

Regarding value for the dollar, it is interesting that while value for the dollar displayed the strongest correlation with a customer's overall satisfaction with NS performance, competitive pricing had the least impact on a customer's satisfaction with NS Sales and Marketing, which we had seen above. This reinforces the notion that there is a space between value and price which we can continue to work, as long as we stay focused on the performance essential to fulfilling the value equation.

This is a fairly important chart.

When you run the significance tests looking at all the broad functional areas we covered, transportation services, sales and marketing, operations services and support (which is to say, NCSC, CYO and the Coal Business Group among coal customers), and billing all correlate significantly with the overall perception variable. The other three do not.

The first two of these components, transportation services, and sales and marketing are particularly strongly correlated, although, again, all four shown in red correlate with overall satisfaction.

In more careful review of our survey findings, it was clear that perceived performance of NS among our customers was weaker on billing issues and on damage prevention and freight claims, with billing emerging as the weaker of these two. It also appears that performance on billing correlates at a statistically significant level with overall satisfaction. So, getting billing right is very important.

Separately, note that in the survey, we allowed for open-ended responses and also included a question asking our customers, "What aspect of doing business with NS irritates you the most?" I might add, including that question was Mr. Goode's idea!

Well, customers took the opportunity to unload, and in open ended input, we receive what might be described as a barrage of commentary specifically on demurrage.

So, in turning now to our progress on NS21, Kathryn would like to speak a bit longer on billing and demurrage issues because Top Management decided these areas, in particular, required more focus given our survey results.

Kathryn, could you pick up here?

We dedicated some of our brightest employees to this effort full time. With the help of outside consultants, a roadmap was created to allow Norfolk Southern to achieve its financial goals. Today NS 21 initiatives are handled by cross functional teams formed by employees who work closest to the process.

Initiatives are designed to have quick hits to the bottom line - less than 18 months in duration.

Our focus is on changing our processes to be more efficient, improving communication and coordination, and eliminating redundant work and overcapacity in our system. Some benefits are one time cash savings, others are recurring expense reductions. Implementation costs primarily included technology development and labor protection or severance. Dollar benefit to dollar cost of this program has been 10 to 1.

Over the last two years, we have realized $110 million of benefits including $45 million in recurring cost savings. These benefits are net of implementation costs.

We prioritized the areas that contained large cost drivers - functions that were labor intensive and/or required annual cash infusions of maintenance and capital expenditures. We also included areas that touch our customers, and as Rob just pointed out - areas that irritate our customers.

Rather than going through each of the areas that some of you have already heard about, I thought I would select a few areas and go into more detail.

Strategic Sourcing is the use of strategic relationships for sourcing purchasing decisions on large expenditures. We are able to improve the amount spent on ballast, intermodal services, office expenditures, locomotive materials, telecomm/cell phones, and employee travel. Benefits achieved were $6.6 million in 2002. The slide lists some of the many areas under review and the anticipated savings for 2003. This has become so successful, that we have established an internal strategic sourcing department. Jim Hixon who is here with us heads that department.

CFIT focused on improving the quality and accuracy of our day to day transactions with customers. Correct instructions and movement reporting are the keys to accurate billing to our customers. We have improved our billing accuracy to 96%, up from 90% and improved our days outstanding.

We rolled out an internet application for our small and medium sized customers. Combined with increased use of traditional EDI, we are now receiving 79% of customer shipping instructions (waybills) electronically. This eliminates manual keying and has been proven to drastically reduce errors in shipping and billing. These systems have allowed us to reduce labor costs at our Atlanta Operations Center by $830,000/ year.

Equipment Quality

Car quality is important to our customers. In 2002, we established a specific position under our customer service group that works 100% of the time on car quality. We also have a freight car quality team that this past year produced the railcar quality assurance brochure and we produced two boxcar quality videos which instruct the customer on proper loading and unloading procedures. We have started tracking freight equipment rejected by the customer and are looking for reduced car damage and cleaning costs.

Demurrage

As you can see from our customer survey, demurrage has been a problem for our customers. With improved customer service and better information systems, we believe we can manage the process more efficiently. The team is working on data issues that cause customer disputes and corrections. Their goal is less than 3% correction of demurrage bills (currently 18% are corrected). The new system will reduce manual rework and allow our customers to view their demurrage accounts on-line as well as manage their freight car needs.

We are also looking at our non-rail real estate assets. We have outsourced the administration of pipe and wire leases. The vendor has increased the annual income. Additionally, we implemented an internal effort that has successfully renegotiated certain easements for additional income.

In 2003, we have begun a dedicated effort to review over 8,000 leases to ensure that we receive fair market value for our leased property and that regular adjustments are maintained.

Finally, we are consolidating our field operations where possible, saving maintenance expense and freeing the buildings for sale or lease.

The NS21 program provides continuous benefits each quarter that help us achieve our bottom line.

Using this structure, we will be targeting our most aggressive goals ever. This will take the commitment of all our employees working together for this goal.

These are the areas we intend to focus:

The track Structure and Density Team is matching our new network under TOP to our existing track infrastructure and charged with lowering maintenance costs.

Even though we have made great strides in lowering our labor costs over the last three years, we believe that we can still make marked improvements in employee productivity. We are looking for improvements both in agreement and non-agreement forces.

We will continue our relentless efforts to reduce equipment costs focusing on trailers, containers, locomotives, and freight cars.

The yard effort coordinated through the TOP team is to re-structure our yard capacity to match our changing traffic patterns and provide us flexibility in the future.

The Top Line will not be left out of this effort, with focus not just on freight movement; but looking at innovative ways to provide value added services to our customers - growing our relationship and our business with them.